Exhibit 99.1

N E W S R E L E A S E	DATE: October 22, 2015

NASDAQ REPORTS RECORD THIRD QUARTER 2015 NON-GAAP RESULTS

•	Third quarter 2015 non-GAAP diluted EPS of $0.88, an increase of 13% compared to the third quarter of 2014. Record revenues and non-GAAP operating, pre-tax income, net income and diluted EPS. Third quarter 2015 GAAP diluted EPS was $0.80.

•	Third quarter 2015 net revenues[1] were $529 million, up 6% year-over-year. On an organic basis, excluding the impact of foreign exchange rates and acquisitions, revenues increased 9%.

•	Non-GAAP operating margin was 48% in the third quarter of 2015, up from 46% in the prior year period.

•	In the third quarter, Nasdaq repurchased approximately $255 million of common stock. Through dividend payments and stock buybacks, the company returned $418 million in capital to shareholders in the first nine months of 2015.

New York, N.Y.— Nasdaq, Inc. (NASDAQ: NDAQ) today reported record results for the third quarter of 2015. Third quarter net revenues were $529 million, up 6% from $497 million in the prior year period, driven by a $55 million positive impact from operations, partially offset by a $23 million negative impact from foreign exchange rates. On an organic basis, excluding the impact of foreign exchange rates and acquisitions, third quarter net revenues were up 9%, while across the non-trading segments, organic revenue growth was 8%.

“As evidence of the ongoing successful execution of Nasdaq’s strategy, the company delivered broad-based organic growth, in both the transactional and recurring segments, and demonstrated the operating leverage inherent in the model”, said Bob Greifeld, CEO, Nasdaq.

Mr. Greifeld continued, “I’m especially pleased that we were able to set this new, higher bar, while continuing to invest in attractive growth initiatives, like The NASDAQ Private Market, NFX, and IR Insight as well as returning a significant amount of capital to shareholders. Looking forward, the company is positioned to serve our customers across a wider spectrum of solutions than ever before, and we remain focused on executing against this expanded opportunity set to drive growth.”

On a non-GAAP basis, third quarter 2015 operating expenses were $276 million, up 3% as compared to the prior year quarter, due to higher organic spend and the impact of the Dorsey Wright acquisition partially offset by the favorable impact of changes in foreign exchange rates.

“Nasdaq’s hallmark focus on efficiency combined with healthy organic revenue growth delivered robust cash flow in the quarter,” said Lee Shavel, EVP and CFO, Nasdaq. “Seeing opportunities to generate attractive returns for shareholders through repurchases, the company took advantage of strong capital generation and balance sheet flexibility to accelerate the buyback program. The company’s capital strategy will continue to evaluate all investment and capital return opportunities with a goal of maximizing shareholder returns.”

On a GAAP basis, operating expenses were $298 million in the third quarter of 2015, compared to $290 million in the prior year quarter, and include a net $22 million of expenses not reflected in non-GAAP operating expenses.

On a non-GAAP basis, net income attributable to Nasdaq for the third quarter of 2015 was $151 million, or $0.88 per diluted share, up $0.10 compared to $0.78 in the third quarter of 2014. On a GAAP basis, net income attributable to Nasdaq for the third quarter of 2015 was $138 million, or $0.80 per diluted share, compared with $123 million, or $0.71 per diluted share, in the prior year quarter.

[1]	Represents revenues less transaction-based expenses.

Please refer to our reconciliation of GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses included in the attached schedules.

The company repurchased 4.9 million shares, or approximately $255 million of common stock, in the third quarter of 2015 at an average price of $51.97. At September 30, 2015, there is $226 million remaining on the buyback authorization.

At September 30, 2015, the company had cash and cash equivalents of $290 million and total debt of $2,435 million, resulting in net debt of $2,145 million. This compares to net debt of $1,870 million at December 31, 2014.

BUSINESS HIGHLIGHTS

Market Services (38% of total net revenues) - Net revenues were $200 million in the third quarter of 2015, up $11 million when compared to $189 million in the third quarter of 2014. The $11 million year-over-year increase reflects a $22 million operational increase which was partially offset by an $11 million decrease due to changes in foreign exchange rates.

Equity Derivatives (10% of total net revenues) – Net equity derivative trading and clearing revenues were $51 million in the third quarter of 2015, up $1 million compared to the third quarter of 2014. The increase in equity derivatives revenue was driven by higher average capture and industry volumes in the U.S., partially offset by foreign exchange impact and lower U.S. market share.

Cash Equities (13% of total net revenues) – Net cash equity trading revenues were $67 million in the third quarter of 2015, up $16 million compared to the third quarter of 2014. The increase in cash equity revenue resulted from higher average capture and higher industry volumes, partially offset by foreign exchange impact and lower U.S. market share.

Fixed Income, Currency and Commodities (4% of total net revenues) – Net FICC trading and clearing revenues were $23 million in the third quarter of 2015, down $7 million from the third quarter of 2014, due to volume declines in U.S. fixed income and commodities products, foreign exchange impact, and the scheduled termination of an eSpeed technology licensing customer, partially offset by higher European fixed income revenues.

Access and Broker Services (11% of total net revenues) – Access and broker services revenues totaled $59 million in the third quarter of 2015, up $1 million compared to the third quarter of 2014, as organic revenue increases were partially offset by the impact of changes in foreign exchange rates.

Information Services (25% of total net revenues) – Revenues were $132 million in the third quarter of 2015, up $18 million from the third quarter of 2014. The $18 million year-over-year increase reflects a $12 million operational increase and a $9 million increase from Dorsey Wright, which was partially offset by a $3 million decrease due to changes in foreign exchange rates.

Data Products (19% of total net revenues) – Data products revenues were $103 million in the third quarter of 2015, up $11 million compared to the third quarter of 2014, as increased revenue from proprietary and shared tape revenue plans, higher audit collections, as well as the inclusion of revenue associated with the Dorsey Wright acquisition were partially offset by the negative impact of changes in foreign exchange rates.

Index Licensing and Services (6% of total net revenues) – Index licensing and services revenues were $29 million in the third quarter of 2015, up $7 million from the third quarter of 2014. The revenue growth was primarily driven by the inclusion of revenue associated with the Dorsey Wright acquisition.

Technology Solutions (25% of total net revenues) – Revenues were $131 million in the third quarter of 2015, down $4 million from the third quarter of 2014. The $4 million year-over-year decrease reflects a $2 million operational increase, which was more than offset by a $6 million decrease due to changes in foreign exchange rates.

Corporate Solutions (14% of total net revenues) – Corporate solutions revenues were $72 million in the third quarter of 2015, down $3 million from the third quarter of 2014. The corporate solutions revenue decline was due primarily to the impact of changes in foreign exchange rates.

Market Technology (11% of total net revenues) – Market technology revenues were $59 million in the third quarter of 2015, down $1 million from the third quarter of 2014. Declines were driven by an unfavorable impact from changes in foreign exchange rates, largely offset by organic growth. New order intake was $83 million for the third quarter of 2015, and the order backlog at September 30, 2015 was $738 million, up 16% from the prior year period.

Listing Services (12% of total net revenues) – Revenues were $66 million in the third quarter of 2015, up $7 million compared to the third quarter of 2014. The $7 million year-over-year increase reflects a $10 million operational increase which was partially offset by a $3 million decrease due to changes in foreign exchange rates. The operational improvement is due to certain pricing actions and increases in the number of both U.S. and European listed companies.

CORPORATE HIGHLIGHTS

•	The NASDAQ Stock Market (NASDAQ) Led U.S. Exchanges for IPOs in 3Q15. NASDAQ welcomed 80 new listings, including 35 IPOs. Approximately 80% of all U.S. IPOs listed with NASDAQ in 3Q15. IPOs included companies from diverse industries ranging from consumer, healthcare, energy and technology, including TerraForm Global, NantKwest, Sunrun, Rapid7, MasterCraft, Ollie’s Bargain Outlet and Blue Buffalo.

•	Continued momentum at The NASDAQ Private Market (NPM). During the third quarter of 2015, NPM grew its client base across its diverse product offering for equity management and liquidity programs to over 120 companies with 20 new NPM clients such as Legal Zoom, Mixpanel, and Farfetch. Also during the quarter, NPM and Morgan Stanley Wealth Management announced a joint initiative to make available wealth management education and services to employees and participants in private liquidity programs.

•	Nasdaq Futures (NFX) launched on July 24, 2015 with a broad coalition of market participants across different sectors of the industry. NFX, Nasdaq’s U.S. based energy futures market, launched trading across more than twenty products, with initial focus on several benchmark energy derivative products. Open interest steadily increased over the third quarter of 2015 and is now passing 300,000 contracts.

•	Nasdaq Entrepreneurial Center Opens in San Francisco. Established by the Nasdaq Educational Foundation as a non-profit organization, the Center will serve as a central hub for entrepreneurs to learn to build and run successful businesses, and connect with an established global ecosystem of industry experts, academic institutions, mentors and other resources.

•	Corporate Solutions launches Market and Peer Insight module of next generation Nasdaq IR Insight desktop and mobile IR platform. Nasdaq IR Insight is purpose-built for Investor Relations professionals and is slated to fully replace Thomson One IR in 2016. The Market and Peer Insight module released in July 2015 focuses on research and estimate capabilities, and feedback from customers has been extremely encouraging. The full IR Insight product, including the investors and contact management module, is in beta testing with customers and is expected to launch in January 2016.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,600 listed companies with a market value of approximately $8.8 trillion and more than 10,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess Nasdaq’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes, products and services, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

MEDIA RELATIONS CONTACT: + Joseph Christinat + +1.646.441.5121 + joseph.christinat@nasdaq.com	INVESTOR RELATIONS CONTACT: + Ed Ditmire, CFA + +1.212.401.8737 + ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Revenues:
Market Services	$542	$478	$510
Transaction-based expenses:
Transaction rebates	(256)	(216)	(236)
Brokerage, clearance and exchange fees	(86)	(73)	(85)

Total Market Services revenues less transaction-based expenses	200	189	189

Listing Services	66	66	59
Information Services	132	128	114
Technology Solutions	131	135	135

Revenues less transaction-based expenses	529	518	497

Operating Expenses:
Compensation and benefits	150	144	136
Marketing and advertising	6	6	5
Depreciation and amortization	34	34	34
Professional and contract services	33	42	37
Computer operations and data communications	23	23	22
Occupancy	22	21	26
Regulatory	7	7	7
Merger and strategic initiatives	4	3	5
General, administrative and other	11	19	18
Restructuring charges	8	2	—

Total operating expenses	298	301	290

Operating income	231	217	207
Interest income	1	1	1
Interest expense	(28)	(27)	(29)
Net income from unconsolidated investees	2	1	—

Income before income taxes	206	192	179
Income tax provision	68	60	56

Net income	138	132	123
Net loss attributable to noncontrolling interests	—	1	—

Net income attributable to Nasdaq	$138	$133	$123

Per share information:
Basic earnings per share	$0.83	$0.79	$0.73

Diluted earnings per share	$0.80	$0.77	$0.71

Cash dividends declared per common share	$0.25	$0.25	$0.15

Weighted-average common shares outstanding for earnings per share:
Basic	166.9	168.7	168.6
Diluted	171.5	172.1	173.2

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$109	$97	$125
Transaction-based expenses:
Transaction rebates	(53)	(49)	(68)
Brokerage, clearance and exchange fees	(5)	(4)	(7)

Total net equity derivative trading and clearing revenues	51	44	50
Cash Equity Trading Revenues	349	297	296
Transaction-based expenses:
Transaction rebates	(202)	(167)	(168)
Brokerage, clearance and exchange fees	(80)	(68)	(77)

Total net cash equity trading revenues	67	62	51
Fixed Income, Currency and Commodities Trading and Clearing Revenues	25	25	31
Transaction-based expenses:
Transaction rebates	(1)	—	—
Brokerage, clearance and exchange fees	(1)	(1)	(1)

Total net fixed income, currency and commodities trading and clearing revenues	23	24	30

Access and Broker Services Revenues	59	59	58

Total Net Market Services revenues	200	189	189

LISTING SERVICES REVENUES	66	66	59

INFORMATION SERVICES REVENUES
Data Products revenues	103	99	92
Index Licensing and Services revenues	29	29	22

Total Information Services revenues	132	128	114

TECHNOLOGY SOLUTIONS REVENUES
Corporate Solutions revenues	72	76	75
Market Technology revenues	59	59	60

Total Technology Solutions revenues	131	135	135

Total revenues less transaction-based expenses	$529	$518	$497

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$290	$427
Restricted cash	18	49
Financial investments, at fair value	193	174
Receivables, net	278	389
Deferred tax assets	49	16
Default funds and margin deposits	2,175	2,194
Other current assets	157	151

Total current assets	3,160	3,400
Property and equipment, net	305	292
Non-current deferred tax assets	630	536
Goodwill	5,421	5,538
Intangible assets, net	1,981	2,077
Other non-current assets	273	228

Total assets	$11,770	$12,071

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$173	$189
Section 31 fees payable to SEC	25	124
Accrued personnel costs	121	143
Deferred revenue	164	177
Other current liabilities	147	116
Deferred tax liabilities	27	37
Default funds and margin deposits	2,175	2,194
Current portion of debt obligations	20	—

Total current liabilities	2,852	2,980
Debt obligations	2,415	2,297
Non-current deferred tax liabilities	603	626
Non-current deferred revenue	211	215
Other non-current liabilities	143	159

Total liabilities	6,224	6,277

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,032	3,222
Common stock in treasury, at cost	(105)	(41)
Accumulated other comprehensive loss	(847)	(682)
Retained earnings	3,464	3,292

Total Nasdaq stockholders’ equity	5,546	5,793
Noncontrolling interests	—	1

Total equity	5,546	5,794

Total liabilities and equity	$11,770	$12,071

Nasdaq, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
GAAP net income attributable to Nasdaq	$138	$133	$123

Non-GAAP adjustments:

Amortization expense of acquired intangible assets (1)	15	15	17
Restructuring charges (2)	8	2	—
Merger and strategic initiatives (3)	4	3	5
Insurance recovery (4)	(5)	—	—
Other	—	—	1

Total non-GAAP adjustments	22	20	23

Adjustment to the income tax provision to reflect non-GAAP adjustments	(9)	(10)	(10)

Total non-GAAP adjustments, net of tax	13	10	13
Non-GAAP net income attributable to Nasdaq	$151	$143	$136

GAAP diluted earnings per share	$0.80	$0.77	$0.71
Total adjustments from non-GAAP net income above	0.08	0.06	0.07

Non-GAAP diluted earnings per share	$0.88	$0.83	$0.78

(1)	Amortization expense related to intangible assets results primarily from business combinations. These non-cash expenses are fixed in connection with an acquisition, are then amortized over a number of years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(2)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In the first quarter of 2015, we also decided to change our company name from The NASDAQ OMX Group, Inc., to Nasdaq, Inc., which became effective in the third quarter of 2015. We currently estimate that we will recognize net pre-tax restructuring charges of $188 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related and other costs. We recognized restructuring charges of $8 million for the three months ended September 30, 2015, $2 million for the three months ended June 30, 2015 and $150 million for the three months ended March 31, 2015, with the remaining amount to be recognized through June 2016. The restructuring charge for the three months ended June 30, 2015 includes the reversal of a previously recorded sublease loss reserve of $10 million for space we lease in New York, New York located at 1500 Broadway. In June 2015, as part of our real estate reorganization plans, management decided to occupy this space. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(3)	For the three months ended September 30, 2015 and June 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. For the three months ended September 30, 2014, merger and strategic initiatives expense primarily related to our acquisition of the Investor Relations, Public Relations and Multimedia Solutions businesses of Thomson Reuters, or the TR Corporate businesses, and other strategic initiatives.
(4)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve is intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended September 30, 2015 primarily represents amounts reimbursed by applicable insurance coverage. Nasdaq anticipates that some or all of remaining amounts paid from the loss reserve will be reimbursed by applicable insurance coverage.

Nasdaq, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
GAAP operating income	$231	$217	$207

Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	15	15	17
Restructuring charges (2)	8	2	—
Merger and strategic initiatives (3)	4	3	5
Insurance recovery (4)	(5)	—	—
Other	—	—	1

Total non-GAAP adjustments	22	20	23

Non-GAAP operating income	$253	$237	$230

Revenues less transaction-based expenses	$529	$518	$497

Non-GAAP operating margin (5)	48%	46%	46%

(1)	Amortization expense related to intangible assets results primarily from business combinations. These non-cash expenses are fixed in connection with an acquisition, are then amortized over a number of years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(2)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In the first quarter of 2015, we also decided to change our company name from The NASDAQ OMX Group, Inc., to Nasdaq, Inc., which became effective in the third quarter of 2015. We currently estimate that we will recognize net pre-tax restructuring charges of $188 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related and other costs. We recognized restructuring charges of $8 million for the three months ended September 30, 2015, $2 million for the three months ended June 30, 2015 and $150 million for the three months ended March 31, 2015, with the remaining amount to be recognized through June 2016. The restructuring charge for the three months ended June 30, 2015 includes the reversal of a previously recorded sublease loss reserve of $10 million for space we lease in New York, New York located at 1500 Broadway. In June 2015, as part of our real estate reorganization plans, management decided to occupy this space. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(3)	For the three months ended September 30, 2015 and June 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. For the three months ended September 30, 2014, merger and strategic initiatives expense primarily related to our acquisition of the TR Corporate businesses and other strategic initiatives.
(4)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve is intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended September 30, 2015 primarily represents amounts reimbursed by applicable insurance coverage. Nasdaq anticipates that some or all of remaining amounts paid from the loss reserve will be reimbursed by applicable insurance coverage.
(5)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
GAAP operating expenses	$298	$301	$290
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(15)	(15)	(17)
Restructuring charges (2)	(8)	(2)	—
Merger and strategic initiatives (3)	(4)	(3)	(5)
Insurance recovery (4)	5	—	—
Other	—	—	(1)

Total non-GAAP adjustments	(22)	(20)	(23)

Non-GAAP operating expenses	$276	$281	$267

(1)	Amortization expense related to intangible assets results primarily from business combinations. These non-cash expenses are fixed in connection with an acquisition, are then amortized over a number of years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(2)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In the first quarter of 2015, we also decided to change our company name from The NASDAQ OMX Group, Inc., to Nasdaq, Inc., which became effective in the third quarter of 2015. We currently estimate that we will recognize net pre-tax restructuring charges of $188 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related and other costs. We recognized restructuring charges of $8 million for the three months ended September 30, 2015, $2 million for the three months ended June 30, 2015 and $150 million for the three months ended March 31, 2015, with the remaining amount to be recognized through June 2016. The restructuring charge for the three months ended June 30, 2015 includes the reversal of a previously recorded sublease loss reserve of $10 million for space we lease in New York, New York located at 1500 Broadway. In June 2015, as part of our real estate reorganization plans, management decided to occupy this space. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(3)	For the three months ended September 30, 2015 and June 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. For the three months ended September 30, 2014, merger and strategic initiatives expense primarily related to our acquisition of the TR Corporate businesses and other strategic initiatives.
(4)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve is intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended September 30, 2015 primarily represents amounts reimbursed by applicable insurance coverage. Nasdaq anticipates that some or all of remaining amounts paid from the loss reserve will be reimbursed by applicable insurance coverage.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Market Services
Equity Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	16.0	13.9	14.7
Nasdaq PHLX matched market share	15.8%	16.4%	16.3%
The NASDAQ Options Market matched market share	6.7%	6.8%	9.5%
Nasdaq BX Options Market matched market share	0.9%	0.8%	0.8%

Total matched market share executed on Nasdaq’s exchanges	23.4%	24.0%	26.6%

Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts(1)	336,392	399,900	325,950

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	7.32	6.35	5.68
Matched share volume (in billions)	88.2	74.3	71.1
Matched market share executed on NASDAQ	15.7%	15.8%	16.6%
Matched market share executed on Nasdaq BX	2.1%	1.9%	2.5%
Matched market share executed on Nasdaq PSX	1.0%	0.9%	0.5%

Total matched market share executed on Nasdaq’s exchanges	18.8%	18.6%	19.6%
Market share reported to the FINRA/NASDAQ Trade Reporting Facility	30.2%	32.9%	32.3%
Total market share(2)	49.0%	51.5%	51.9%

Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades	405,614	424,915	303,902
Total average daily value of shares traded (in billions)	$4.4	$5.4	$4.0
Total market share executed on Nasdaq’s exchanges	69.7%	67.7%	70.4%

Fixed Income, Currency and Commodities Trading and Clearing
Total U.S. Fixed Income
U.S. fixed income notional trading volume (in billions)	$7,397	$8,281	$9,439

Nasdaq Nordic and Nasdaq Baltic fixed income
Total average daily volume fixed income contracts	116,563	105,432	76,134

Nasdaq Commodities
Power contracts cleared (TWh)(3)	385	329	376

Listing Services
Initial public offerings
NASDAQ	35	49	41
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	7	31	5

New listings
NASDAQ(4)	80	79	76
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(5)	9	38	8

Number of listed companies
NASDAQ(6)	2,850	2,828	2,746
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(7)	835	835	778

Information Services
Number of licensed exchange traded products	210	197	156
Assets under management (in billions)(8)	$103	$108	$96

Technology Solutions
Market Technology
Order intake (in millions)(9)	$83	$31	$28
Total order value (in millions)(10)	$738	$707	$637

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)	Includes transactions executed on NASDAQ’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/NASDAQ Trade Reporting Facility.
(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed exchange traded funds (ETFs).
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Represents assets under management in licensed exchange traded products.
(9)	Total contract value of orders signed during the period.
(10)	Represents total contract value of orders signed that are yet to be recognized as revenue.